UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                              Information Statement
                        Pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                          SYLVAN LEARNING SYSTEMS, INC.
      --------------------------------------------------------------------

                                (NAME OF ISSUER)

                     Common Stock, par value $.01 per share
      --------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   871399-10-1
      --------------------------------------------------------------------
                                 (CUSIP NUMBER)

                               September 16, 1998
       -------------------------------------------------------------------
            (Date of Event which Requires Filing of their Statement)

                         -------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[     ] Rule 13d-1(b)
[  X  ] Rule 13d-1(c)
[     ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         -------------------------------



                               Page 1 of 5 Pages

                                  SCHEDULE 13G
---------------------------                      -------------------------------

CUSIP No. 871399-10-1                                    Page 2 of 5 Pages
---------------------------                      -------------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON: Investor AB
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                            ----
                                                                         (b) X
                                                                            ----

--------------------------------------------------------------------------------
3 SEC USE ONLY


--------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Sweden

--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
 NUMBER OF
   SHARES         2,433,000
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
           ---------------------------------------------------------------------
                  SHARED VOTING POWER
              6   0

           ---------------------------------------------------------------------
              7   SOLE DISPOSITIVE POWER
                  2,433,000

           ---------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER
                  0

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,433,000

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            ---


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.02%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    OO

--------------------------------------------------------------------------------



                               Page 2 of 5 Pages

ITEM 1.

            (a)   Name of Issuer:  Sylvan Learning Systems, Inc.


            (b)   Address of Issuer's Principal Executive Offices:

                  1000 Lancaster Street, Baltimore, Maryland 21202

ITEM 2.

            (a)   Name of Person Filing:  Investor AB


            (b)   Address of Principal Business Office:
                  Arsenalsgatan 8c, S-103 32
                  Stockholm, Sweden

            (c)   Citizenship:
                  Sweden

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   CUSIP Number:
                  871399-10-1


ITEM 3.     IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  RULE  13(D)-1(B)  OR
            13D-2(B):

            Not applicable


ITEM 4.     OWNERSHIP

            (a)   Investor  AB has  direct  beneficial  ownership  of  2,433,000 shares.

            (b) The 2,433,000 shares beneficially owned by Investor AB are 5.02% of the outstanding Common Stock, based upon 48,451,459 shares of Common Stock outstanding at July 31, 1998, as reported by the issuer in its Quarterly Report on Form 10-Q for the period ending June 30, 1998.

            (c) Investor AB has sole voting and dispositive power with respect to the 2,433,000 shares beneficially owned by it.




                               Page 3 of 5 Pages

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable


ITEM 7.     IDENTIFICATION   AND   CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
            ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
            COMPANY

            Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable


ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.










                               Page 4 of 5 Pages

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          September 28, 1998



                                          INVESTOR AB



                                          /s/ Marcus Wallenberg
                                          -----------------------------
                                          By:    Marcus Wallenberg
                                          Title: Executive Vice President




























                               Page 5 of 5 Pages